Premier Power Renewable Energy, Inc.	Initials ________ ________
Page 1 of 8

ENGAGEMENT AGREEMENT

This exclusive agreement (the “Agreement”), dated as of November 13, 2007, will confirm the arrangement under which GT Securities, Inc. (GT Securities) or another FINRA registered Broker Dealer (Broker Dealer) designated and retained by Genesis Capital Advisors, LLC (“Genesis”) with and on behalf of Premier Power Renewable Energy, Inc. (“Premier”), which, together with its affiliates, subsidiaries, related companies, special purpose vehicles/entities, joint ventures, strategic alliances, co-investors, partnerships, funds, officers, directors, shareholders, agents and controlling entities or persons, shall hereafter be referred to as the “Company”, to assist the Company (i) in connection with a possible opportunities involving the Company and one or more transactions to be determined and (ii) as set forth below in connection with the Financing (as defined below)

1.Services.

(a) GT Securities or other qualified FINRA registered Broker Dealer (Broker Dealer) designated by Genesis will assist the Company in obtaining debt or equity financing in connection with a Merger and other future business needs (any or all of the foregoing, the “Financing”). A Merger or Financing (or one in conjunction with the other) shall be referred to hereafter as the “Transaction”. Company is not required to enter into a Transaction, merger or combination.

(b) Genesis as consultants will offer opportunities to Company and it is within Companies sole discretion to choose to enter into opportunities introduced by Genesis.

(c) Genesis will retain Broker Dealer with and on behalf of Company as authorized herein.

(d) Broker Dealer will provide broker dealer services in relation to the sale or exchange of securities and or any other financial or brokerage or other service requiring a licensed Broker Dealer related to any and all transactions covered during the term of this agreement.

2. Cooperation.

(a) The Company shall furnish Broker Dealer with all information and data that Broker Dealer shall reasonably request in connection with Broker Dealer’s activities hereunder, and shall provide Broker Dealer full access, as requested, to the Company’s officers, directors, employees and professional advisors. The Company agrees to promptly advise Broker Dealer of all developments materially affecting the Company, an acquisition target, any financing or proposed Transaction or the accuracy of the information previously furnished to Broker Dealer by the Company.

(b) Broker Dealer (i) will be relying on information and data provided by the Company without having independently verified the accuracy or completeness of the same, and (ii) does not assume responsibility for the accuracy or completeness of any such information and data, and (iii) retains the right to perform due diligence on the Company and any acquisition target during the course of this engagement.

Premier Power Renewable Energy, Inc.	Initials ________ ________

3. Limitation Upon Engagement.

(a) Broker Dealer shall not provide any legal, accounting, regulatory or tax advice with respect to any Transaction and the Company shall consult its own legal, accounting, regulatory and tax advisors to the extent it deems appropriate.

(b) Broker Dealer is not an agent of the Company and shall not have the authority to enter into any agreement binding upon or otherwise obligating the Company to enter into a Transaction. Furthermore, this Agreement does not constitute a partnership or joint venture

(c) The Company acknowledges that it is sophisticated and experienced in transactions similar to the contemplated Transaction. The Company further acknowledges that Broker Dealer will act as an independent contractor hereunder, and that Broker Dealer’s responsibility to the Company is solely contractual in nature, and that Broker Dealer does not owe the Company, or any other person or entity, any fiduciary or similar duty as a result of its engagement hereunder or otherwise. Broker Dealer will not have any duty to disclose to the Company or utilize for the Company’s benefit any non-public information acquired in the course of providing services to any other person or entity, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. Genesis may assign or transfer, or terminate this entire agreement with Broker Dealer or the portion or portions of this Agreement as necessary, to an affiliate, partner or other entity, as necessary to comply with laws and regulations governing a Transaction or the services herein in any state or country Company may enter into a Transaction.

4.  Right to Retain and Assign. Genesis hereby has the right to retain GT Securities or other licensed entity or FINRA Broker Dealer and replace same on behalf of Company and may assign or terminate any portion of this Agreement necessary in order to comply with rules and restrictions of any public or private offering and related financing transactions.

5.  Compensation:

Initial Transaction Compensation: The Company agrees to pay Broker Dealer as follows for any transactions before September 15, 2008 (hereafter Initial Transaction):

3% commission to be paid in cash out of escrow of any closing on the capital raised in connection with a sale or exchange of securities, merger or reverse merger, but in no event will the placement fees due the Broker Dealer for that Initial Transaction be in excess of two hundred ten thousand ($210,000.00) except for compensation due on the future exercising of warrants which in addition to the amounts detailed herein become due and payable at the time the warrants are exercised.

(a) This limit on fees only applies to the initial purchase of equities prior to date of September 15, 2008 (Initial Transaction) and does not apply to any warrants or options issued in connection with those equities and the initial transaction detailed in below 5 (b) or future warrants and options.

(b) Regarding warrants or options issued and/or exercised in connection with the Initial Transactions securities or in the future, GT Securities or other Broker Dealer retained by Genesis on behalf of Company will receive 6% of the proceeds from the exercising of any and all warrants or options issued at the time they are exercised. With respect to any and all other future transactions, on or after September 15th 2008, fees will be as defined in Future Transaction Compensation as follows

Premier Power Renewable Energy, Inc.	Initials ________ ________

Future Transaction Compensation. The Company agrees to pay Broker Dealer based on the “Combination Value” as defined below for the following:

(d) (1) For acquisitions made by Company of another company, a cash payment as defined in fee schedule (n). #1 below will be paid upon each successful close of the merger with each company that Company chooses to acquire that is introduced by Genesis.

(e) (2) If Broker Dealer introduces an equity investor to the Company that results in a sale of less than a 50% interest in the Company, a cash payment as defined in Fee Schedule (n). #4 below will be paid.

(f) For the sale of over 50% of Premiers equity to an investor that was introduced to Premier by Broker Dealer or Genesis, or a merger with a company introduced by Broker Dealer or Genesis, or a public offering in which Broker Dealer provides services, Broker Dealer will receive a percentage fee based on the total combination valuation received by Premier as defined in the Combination Fee definition below as defined in Fee Schedule (n). #3 below. In the event, and only in the event of a reverse merger or public offering. Broker Dealer may at its sole discretion elect to have its fees paid in unrestricted common stock of the same class and rights any financers receive in the surviving entity.

(i) A fee (the “Combination Fee”) (as defined below) will be paid for all combinations introduced by Broker Dealer or Genesis. However, if Company enters into a Combination, WITH the assistance of Broker Dealer, with a Target Company not introduced by Broker Dealer or Genesis, then the Combination Fee due Broker Dealer shall be reduced to three and a half percent (3.5%). Furthermore, if Company enters into a Combination, with a target company not introduced by Broker Dealer or Genesis, without the assistance of Broker Dealer, Broker Dealer will receive nothing. The Combination Fee shall be paid immediately when the Company first receives any consideration (directly or indirectly) for the Transaction, or when the Company first provides any consideration (directly or indirectly) for the Transaction, whichever takes place first.“Combination Value” shall mean the aggregate amount of cash and any securities or other property paid or payable directly to or indirectly received by the Company in connection with a Combination, including, without limitation, (i) any dividends paid to company (ii) all Company indebtedness and other liabilities directly or indirectly assumed, refinanced, retired or extinguished in connection with the Combination, or which otherwise remains outstanding as of the consummation of the Combination, (iii) all amounts paid or other value ascribed in respect of warrants, options or other convertible securities in connection with the Combination; (iv) the full amount of any consideration placed in escrow or otherwise held back. Non-cash consideration shall be valued as follows: (i) publicly-traded securities in an entity that is not a Target in a reverse merger with the Company shall be valued at the average of their 4:00 p.m. closing prices (as reported in the Wall Street Journal) for the five trading days prior to the consummation of the Combination and (ii) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and Genesis.

Premier Power Renewable Energy, Inc.	Initials ________ ________

(k) If, following or in connection with any proposed Merger, Broker Dealer negotiates for Company to receive a break-up, termination, “topping”, expense reimbursement or similar fee or payment (including, without limitation, any judgment for damages or amount in settlement of any dispute as a result of such termination, abandonment or failure to occur), Broker Dealer shall be entitled to a cash fee, equal to twenty-five percent (25%) due at the same time as it is received by Company. (This only applies if Company receives a break up fee.).

(l) A fee (the “Financing Fee”) for debt financing introduced to Company by Broker Dealer equal to a percent (See Fee Schedule Below n. #2) of the total gross amount of any Financing provided to the Company (the “Financing Entity”) in the form of credit.. Company is under no obligation to accept financing from companies introduced by Broker Dealer and fees only become due if Company accepts financing from Financing Entity introduced by Genesis or Broker Dealer. This excludes financing that company secures on its own.

(m) Except as expressly set forth herein, no fee payable to Broker Dealer hereunder shall be credited against any other fee due to Genesis or Broker Dealer. The Company’s obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

n) Fee Schedule for all Broker Dealer services:

1. Premier Power acquiring other companies

Fee percentage		Value of consideration
6%	of the first	$1,000,000.00	Plus
5%	of the second	$1,000,000.00	Plus
4%	Of the third	$1,000,000.00	Plus
3%	Of the forth	$1,000,000.00	Plus

2. New line of credit

Fee percentage		Total line of credit
1%	line of credit up to	$2,500,000.00
2%	all amounts over $2.5MM

Example:
$4MM line of credit		$80,000.00

3. Purchase of Premier Power by other entity

Fee percentage		At Purchase Price or Valuation
3%	up to	$10,000,000.00
4%	up to	$15,000,000.00
5%	up to	$25,000,000.00
6%	Over $25MM

Example:
PPRE acquired or merged at a valuation of $8MM		$240,000.00
PPRE acquired or merged at a valuation of $10MM		$400,000.00
PPRE acquired or merged at a valuation of $15MM		$600,000.00
PPRE acquired or merged at a valuation of $26MM		$1,300,000.00

Premier Power Renewable Energy, Inc.	Initials ________ ________

4. Raising capital for Premier Power

Fee percentage		Value of consideration
6%	of the first	$1,000,000.00	plus
5%	of the second	$1,000,000.00	plus
4%	of the third	$1,000,000.00	plus
4%	of the forth	$1,000,000.00	plus
4%	all amounts over $4MM

Example:
Raise $2MM		$110,000.00
Raise $8MM		$260,000.00

6. Payments. All payments to be made to Broker Dealer shall be made as follows:

(a) In the event an escrow or other third-party is used to facilitate or govern a Transaction, (including but not limited to a court of law, law firm, accounting firm, or other entity) (“Escrow”), payment shall be made by Company directly or through Escrow such that the Company shall provide or cause the provision of any anticipated compensation hereunder to Escrow, and Escrow shall directly disburse said compensation to Broker Dealer without any deduction for tax in accordance with the timing of payments provided for by this Agreement. Company agrees to use an Escrow for a Transaction whenever possible, and Company agrees to provide Escrow any written instructions to effectuate the payments contemplated under this Agreement. Broker Dealer may choose to waive its right to be paid through Escrow, in which case, Broker Dealer shall be paid in accordance with subsection (b) below. Any such waiver must be in writing to be effective.

(b) In the event an Escrow is not used, (i) payments in the form of cash shall be made by wire transfer of immediately available U.S. funds no later then 48 hours after closing and (ii) payments in the form of Company stock shall be made to the brokerage account(s) designated by Broker Dealer, without deduction for any tax in accordance with the timing of payments provided for by this Agreement.

7.  Expenses. In addition to any fees that may be paid to Broker Dealer hereunder, whether or not any Transaction occurs, upon request by Broker Dealer, the Company will reimburse Broker Dealer, within thirty (30) business days, for all APPROVED in writing out-of-pocket expenses incurred by Broker Dealer and Genesis in connection with its engagement.

8.  Indemnification.  The Company will indemnify and hold Broker Dealer and any of its affiliates, directors, officers, agents, employees or controlling persons (“Indemnified Parties”) harmless against any and all losses, claims, damages or liabilities, including reasonable attorneys’ fees and expenses (any of the foregoing, a “Claim”), arising from 1) the Company’s breach of any part of this Agreement, 2) any act by the Company that actually causes a Claim against Broker Dealer, or 3) any actions taken or services provided by Broker Dealer under this Agreement, except for acts of gross negligence or intentional misconduct in performing such actions or services.  The foregoing indemnification shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Parties.  This indemnification provision shall survive any termination or expiration of this Agreement

Premier Power Renewable Energy, Inc.	Initials ________ ________

9.  Termination. Broker Dealers’ engagement hereunder will commence upon the execution of the retainer and assignment waiver attached hereto, and will continue until terminated by either party on thirty (30) business days’ written notice to the other, provided that, other than in the case of Broker Dealers ’ gross negligence or intentional misconduct (and notice to Broker Dealer and an opportunity to cure, if curable), the Company will not terminate this Agreement prior to that date which is twelve (12) months from the date of the execution of this Agreement. Upon any termination of this Agreement, the Company shall promptly pay Broker Dealer any accrued but unpaid fees hereunder, and shall reimburse Broker Dealer for any unreimbursed expenses that are reimbursable hereunder. In the event of any termination or expiration of this Agreement, Broker Dealer shall be entitled to the applicable fee(s) set forth in Section 5 including and until such time as any warrants or options issued in connection with a financing under this agreement are exercised or expire, which ever is the later.

10. Non-circumvention. The Company shall not in any manner solicit or accept any business from any contact (including, but not limited to, any Target or Financing Entity) provided by Broker Dealer or Genesis (including, but not limited to, any contact provided prior to the execution of this Agreement) or engage in any transaction with any such contact for thirty-six (36) months following the termination or expiration of this Agreement, without the prior written consent of Genesis.

11. Confidentiality. Broker Dealer, Genesis and the Company agree during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by Broker Dealer or the Company except as necessitated by law, or used in any manner contrary to the disclosing party's best interest.

12. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of conflict of laws thereof.

13. Announcements. The Company agrees that Broker Dealer may, following a Transaction, place an announcement in such newspapers, electronic media and periodicals as it may choose, stating their role and other material terms of the Transaction. Broker Dealer shall be entitled to use the Company’s name and logo in connection therewith. The Company agrees that any press release it may issue announcing a Transaction will, at their request, contain a reference to their role in the Transaction

14. Notices. All notices, consents and other communications required by the terms of this Agreement, including any change of address, shall be in writing and sent to the parties at the addresses specified below. Any such notice shall be deemed to have been given three (3) days after mailing or when received if sent by hand, facsimile or air courier.

To Company:	To Genesis:
Premier Power Renewable Energy,	Genesis Capital Advisors, LLC
4961 Windplay Dr., Suite 100	15760 Ventura Blvd., Suite 1550
El Dorado Hills, CA 95762	Encino, CA 91436
Facsimile (916) 939-0490	Facsimile (818) 528-3445
Attn: Dean Marks	Attn: Charlie Gilreath

For Broker Dealer Notification see assignment attached

Premier Power Renewable Energy, Inc.	Initials ________ ________

15. Headings. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

16. Broker Dealer Entire Agreement. This Agreement constitutes the entire agreement between the Broker Dealer and Company relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings, both oral and written, of the parties. This Agreement may not be amended or modified except by an agreement in writing, executed by the parties hereto

17. Severability. If one or more provisions of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision or the illegal, invalid or unenforceable portion thereof shall be deemed severed from this Agreement and all other portions of this Agreement shall be considered valid and remain in effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of the Agreement shall constitute one acceptable method to provide notice of acceptance between the parties.

19. Waiver. The failure of any party to exercise a right under this Agreement or insist on the performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of that right or future compliance therewith. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such waiving party

20. Binding. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Premier Power Renewable Energy,	Genesis Capital Advisors, LLC

By:	By:
Dean Marks	Charlie Gilreath
President	Managing Member

Premier Power Renewable Energy, Inc.	Initials ________ ________

Retention of Broker Dealer and Assignment

For all services detailed in the attached agreement requiring a Broker Dealer between the date of execution and December 31, 2008 Broker Dealer and Company hereby retains and assigns and transfers the portions of the attached agreement requiring a FINRA licensed Broker Dealer to GT Securities, Inc.

GT Securities warrants and represents it is FINRA registered broker dealer.
GT Securities hereby accepts retention and assignment and agrees to provide the brokerage and placement agent services necessary to complete the transaction or transactions contemplated under the terms of the attached agreement.

A copy of all notices must be sent to: GT Securities, Inc, 6033 W. Century Blvd., Suite 150, Los Angeles, CA 90045
Agreed and accepted

Charles Gilreath

Genesis Capital Advisors

Jay Turo

GT Securities